Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement No. 333-198063 on Form S-8 filed on August 11, 2014 of our report dated February 14, 2014 relating to the consolidated financial statements of Chrome Data Solutions, LP, which appear in Dealertrack Technologies, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ BDO Canada LLP
BDO Canada LLP

Toronto, Canada
August 15, 2014